Exhibit 99.1

News Release

Date: July 28, 2009 Nalco Generates Strong Free Cash Flow, Takes Actions to Reset Cost Base	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

(Naperville, Ill.) Continued strong cash generation highlighted second quarter results for Nalco (NYSE:NLC), provider of essential expertise for water, energy and air, as revenues and earnings were affected by ongoing weak economic conditions, currency impacts and aggressive actions to permanently reduce the Company’s cost base in mature markets.

Organic sales for the quarter dropped 6.4 percent as declines in mining, primary metals and gas well drilling markets added to ongoing challenges in paper and manufacturing markets. Foreign currency and net divestiture impacts reduced sales 7.0 and 1.0 percent, respectively, to leave nominal sales down 14.4 percent to $913 million.

Restructuring charges and early debt extinguishment costs drove a net loss in the quarter of $29.2 million, or 21 cents per diluted share, versus second quarter 2008 earnings of $44.2 million, or 31 cents per share. Without these charges, pro forma Earnings Per Share (EPS) was 11 cents compared to 32 cents for the second quarter of 2008.

The restructuring amounted to $24 million to re-size employment levels – particularly in slow growth European markets – and a $20 million non-cash asset impairment to close several plants in the network. Once complete, the annualized savings from these actions are expected to exceed the $44 million charge taken in the quarter. The early debt extinguishment charge of $16 million was reflected in Other Expense, and resulted from $1.5 billion in financing activity that extended corporate debt maturities.

EBITDA for the quarter was $82 million compared to $167 million in the year-earlier period. Adjusting for the restructuring and debt charges, pro forma EBITDA was $142 million versus $169 million in the prior year period, down 15.6 percent. In addition, two other second quarter charges of $8 million for productivity consulting and $5 million for a software write-off are not expected to repeat beyond this quarter. Adding back these charges would have brought ongoing EBITDA in the quarter to $155 million.

Free Cash Flow continued to run strongly ahead of prior-year results, with $94 million in second quarter free cash flow generation – well more than triple the $26 million delivered in the prior-year period. Working capital reductions, particularly success in programs to reduce inventory, drove the improvement.

NALCO COMPANY

“While we continue to face challenging end markets, we delivered a number of strong achievements in the quarter, including successful start-up of servicing the world’s first ultra deepwater oil platform in Brazil, advances on three critical Nalco Mobotec operations in China, good cost savings progress and commendable gains on our working capital management initiatives,” said Erik Fyrwald, Nalco Chairman and Chief Executive Officer. “We also took steps in the quarter to expand our teams in growth markets like China and India, to set a lower cost base in difficult European markets through restructuring actions, and to drive faster internal process improvements.”

Second quarter sales efforts were led by Energy Services, which grew 1.9 percent organically on 11 percent growth in oil field services, 3 percent growth in Downstream and a sharp 52 percent organic drop in Adomite sales that reflected declining North American drilling rig activity. Latin America led Energy Services, growing 10 percent, followed by 6 percent growth in Europe, Africa and the Middle East (EAME) and a 3 percent increase in Asia. North America posted an Adomite-driven 1 percent organic sales decline. Direct Contribution increased slightly to $75 million from $74 million in the prior year period, due to productivity savings and modest organic growth offsetting the negative impact of currency changes.

Water Services sales declined 9.1 percent organically, with double-digit sales reductions in mining, metals, manufacturing and colloidal technologies segments as the sources of greatest contraction. EAME operations experienced the largest percentage organic sales declines, down 13 percent, followed by smaller declines in North America, Asia and Latin America of 8, 7 and 4 percent, respectively. Direct Contribution declined to $73 million from the prior-year period of $94 million.

Paper Services sales fell 14.9 percent organically compared to the second quarter of 2008, a slightly better result than first quarter 2009 decline compared to the prior year period. Although Latin America organic revenues grew 4 percent, organic sales in Asia, North America and EAME fell 7, 17 and 21 percent, respectively. Despite volume and currency declines, Direct Contribution results increased slightly to $25 million from $24 million, benefiting from earlier reorganization activities.

A previously reported Other Segment has now been consolidated into the primary segments. Restated second quarter and year-to-date results are noted in Attachment 4.

On a company-wide regional basis, organic sales grew 2.0 percent in Latin America, but declined 9.4 percent in EAME, 7.1 percent in North America and 4.2 percent in Asia.

Internal cost savings initiatives remained on track to achieve more than $100 million in targeted savings in 2009, achieving $53 million in net savings during the first half of the year.

Year-to-date results

Sales for the first six months of 2009 declined 5.0 percent organically as part of a 13.8 percent drop in nominal sales to $1.8 billion from prior year revenues of $2.1 billion. Currency effects accounted for 7.7 percent of the nominal decline with the remainder driven primarily by the September 2008 sale of a finishing technologies business.

NALCO COMPANY

“At mid-year, to have sales down just 5 percent organically, while delivering more Free Cash Flow in the first half than we have delivered in any full year since the 2003 LBO is a solid result,” Fyrwald said. “We saw reasonable sequential growth in sales from the first quarter to the second quarter, with seasonal impacts contributing to this growth. While holding our position in tougher end markets, we are focusing resources to expand in higher growth geographies and segments. This focus, combined with continued development of technologies with clear performance advantages, is driving underlying growth in these areas that will be compounded as the economies turn up.”

Diluted EPS in the first half of 2009 was a loss of 4 cents compared to a positive 51 cents in the prior year period, on a net loss of $6 million against net earnings of $73 million. Adjusting for restructuring and debt extinguishment costs, pro forma EPS results were 28 cents compared to 52 cents in the first half of 2008. Year-to-date EBITDA was $218 million compared to $323 million in the first half of 2008. Pro Forma EBITDA, adding back restructuring and early debt extinguishment charges, declined to $279 million from the prior year result of $325 million.

Year-to-date Free Cash Flow stands at $241 million compared to $69 million in the first half of 2008. Cash on hand of $201 million is expected to be used largely for debt reduction. The impact of recording additional valuation allowances in certain foreign jurisdictions means the tax rate was in excess of 100 percent.

For the first six months, Energy Services sales increased 3.5 percent organically, with organic oil field service sales up 11 percent, downstream up 3 percent, and Adomite down 33 percent. Direct Contribution held flat at $148 million.

Year-to-date Water Services sales declined 6.8 percent organically, with double-digit fall-offs in mining, manufacturing, colloidal technologies and a European Emerging Markets group. Direct Contribution declined to $131 million from $170 million in the first half of 2008, as currency impacts combined with organic sales reductions to decrease Direct Contribution margin.

Paper Services sales results year-to-date were down 15.8 percent organically, but slightly improved Direct Contribution margins held the year-to-date direct contribution level to $43 million from $54 million in the first six months of 2008.

Conference Call/Webcast

Nalco will discuss second-quarter results in a conference call and audio-only Webcast to be held on Wednesday, July 29 at 10 a.m. ET. Information on the conference call and Webcast is available on our Web site at www.nalco.com/investors.

About Nalco

Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability World Index. More than 11,500 Nalco

NALCO COMPANY

employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2008, Nalco achieved sales of more than $4.2 billion. For more information visit www.nalco.com.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. EBITDA is a non-GAAP measure used by management, with and without the impact of one-time and other items, as an internal operating metric and for enterprise valuation purposes. Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Noncontrolling Interest charges. In addition, Nalco may discuss sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture/perimeter impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA
6.	Free Cash Flow (Unaudited)
7.	Earnings (Loss) Per Share Data (Unaudited)

Nalco Holding Company and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

	(Unaudited) June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$201.4	$61.8
Accounts receivable, less allowances of $20.7 in 2009 and $23.8 in 2008	678.4	774.0
Inventories:
Finished products	251.9	301.6
Materials and work in process	79.7	110.2

	331.6	411.8
Prepaid expenses, taxes and other current assets	140.8	140.1

Total current assets	1,352.2	1,387.7

Property, plant, and equipment, net	679.2	703.7
Intangible assets:
Goodwill	1,773.7	1,700.1
Other intangibles, net	1,062.7	1,076.4
Other assets	214.0	174.1

Total assets	$5,081.8	$5,042.0

Liabilities and equity
Current liabilities:
Accounts payable	$265.7	$299.2
Short-term debt	143.7	93.8
Other current liabilities	347.0	341.9

Total current liabilities	756.4	734.9

Other liabilities:
Long-term debt	3,081.0	3,129.6
Deferred income taxes	256.2	258.8
Accrued pension benefits	318.2	322.2
Other liabilities	202.3	183.8

Equity:
Nalco Holding Company shareholders’ equity	448.0	393.3
Noncontrolling interest	19.7	19.4

Total equity	467.7	412.7

Total liabilities and equity	$5,081.8	$5,042.0

ATTACHMENT 1

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(dollars in millions, except per share data)

	Three Months ended June 30, 2009	Three Months ended June 30, 2008	Six Months ended June 30, 2009	Six Months ended June 30, 2008
Net sales	$913.1	$1,066.3	$1,781.5	$2,066.0
Operating costs and expenses:
Cost of product sold	501.8	594.5	990.4	1,158.1
Selling, administrative, and research expenses	305.7	332.6	583.5	642.2
Amortization of intangible assets	11.7	15.9	23.3	29.5
Restructuring expenses	43.9	1.4	44.2	2.4

Total operating costs and expenses	863.1	944.4	1,641.4	1,832.2

Operating earnings	50.0	121.9	140.1	233.8

Other income (expense), net	(14.3)	(4.3)	(11.5)	(7.3)
Interest income	0.8	2.0	2.1	4.5
Interest expense	(65.6)	(64.7)	(123.5)	(132.0)

Earnings (loss) before income taxes	(29.1)	54.9	7.2	99.0

Income tax provision (benefit)	(1.8)	9.0	9.8	22.5

Net earnings (loss)	(27.3)	45.9	(2.6)	76.5

Less: Net earnings attributable to noncontrolling interests	1.9	1.7	3.4	3.1

Net earnings (loss) attributable to Nalco Holding Company	$(29.2)	$44.2	$(6.0)	$73.4

Net earnings (loss) per share attributable to Nalco Holding Company common shareholders:
Basic	$(0.21)	$0.32	$(0.04)	$0.52

Diluted	$(0.21)	$0.31	$(0.04)	$0.51

Weighted-average shares outstanding (millions):
Basic	138.2	141.4	138.2	141.7

Diluted	138.2	142.2	138.2	142.5

Cash dividends declared per share	$0.035	$0.035	$0.07	$0.07

ATTACHMENT 2

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Six Months ended June 30, 2009	Six Months ended June 30, 2008
Operating activities
Net earnings (loss)	$(2.6)	$76.5
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	69.4	69.9
Amortization	23.3	29.5
Amortization of deferred financing costs and accretion of senior discount notes	8.4	23.8
Loss on early extinguishment of debt	16.4	—
Other, net	19.6	(1.4)
Changes in operating assets and liabilities	150.6	(64.6)

Net cash provided by operating activities	285.1	133.7

Investing activities
Business purchases	(23.7)	(9.1)
Additions to property, plant, and equipment, net	(41.1)	(61.9)
Other	(0.9)	(4.9)

Net cash used for investing activities	(65.7)	(75.9)

Financing activities
Cash dividends	(9.6)	(9.9)
Changes in short-term debt, net	(34.1)	(61.2)
Proceeds from long-term debt	1,239.5	3.1
Repayments of long-term debt	(1,216.0)	(0.7)
Redemption premium on early extinguishment of debt	(9.2)	—
Deferred financing costs	(53.9)	—
Purchases of treasury stock	—	(21.7)
Other	(2.1)	(3.9)

Net cash used for financing activities	(85.4)	(94.3)
Effect of exchange rate changes on cash and cash equivalents	5.6	2.8

Increase (decrease) in cash and cash equivalents	139.6	(33.7)
Cash and cash equivalents at beginning of period	61.8	119.9

Cash and cash equivalents at end of period	$201.4	$86.2

ATTACHMENT 3

Nalco Holding Company and Subsidiaries

Segment Information

(Unaudited)

(dollars in millions)

Net sales by reportable segment were as follows:

(dollars in millions)	Three Months ended June 30, 2009	Three Months ended June 30, 2008	Six Months ended June 30, 2009	Six Months ended June 30, 2008
Water Services	$403.4	$499.3	$777.8	$950.3
Paper Services	160.3	202.4	314.6	403.3
Energy Services	349.4	364.6	689.1	712.4

Net sales	$913.1	$1,066.3	$1,781.5	$2,066.0

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes:

(dollars in millions)	Three Months ended June 30, 2009	Three Months ended June 30, 2008	Six Months ended June 30, 2009	Six Months ended June 30, 2008
Segment direct contribution:
Water Services	$73.2	$93.9	$131.4	$169.6
Paper Services	24.6	24.4	43.2	54.0
Energy Services	74.9	74.3	148.0	147.8

Total segment direct contribution	172.7	192.6	322.6	371.4

Expenses not allocated to segments:
Administrative expenses	67.1	53.4	115.0	105.7
Amortization of intangible assets	11.7	15.9	23.3	29.5
Restructuring expenses	43.9	1.4	44.2	2.4

Operating earnings	50.0	121.9	140.1	233.8
Other income (expense), net	(14.3)	(4.3)	(11.5)	(7.3)
Interest income	0.8	2.0	2.1	4.5
Interest expense	(65.6)	(64.7)	(123.5)	(132.0)

Earnings (loss) before income taxes	$(29.1)	$54.9	$7.2	$99.0

ATTACHMENT 4

Nalco Holding Company and Subsidiaries

EBITDA

(Unaudited)

(dollars in millions)

	Three Months ended June 30, 2009	Three Months ended June 30, 2008	Six Months ended June 30, 2009	Six Months ended June 30, 2008
Net earnings (loss) attributable to Nalco Holding Company	$(29.2)	$44.2	$(6.0)	$73.4
Income tax provision (benefit)	(1.8)	9.0	9.8	22.5
Interest expense, net of interest income	64.8	62.7	121.4	127.5
Depreciation	36.5	35.4	69.4	69.9
Amortization	11.7	15.9	23.3	29.5

EBITDA	82.0	167.2	217.9	322.8
Restructuring expenses	43.9	1.4	44.2	2.4
Loss on early extinguishment of debt	16.4	—	16.4	—

Pro Forma EBITDA	142.3	168.6	278.5	325.2
Productivity consulting costs	8.1	—	9.0	—
Software asset write-offs	5.0	—	5.0	—

	$155.4	$168.6	$292.5	$325.2

ATTACHMENT 5

Nalco Holding Company and Subsidiaries

Free Cash Flow

(Unaudited)

(dollars in millions)

	Three Months ended June 30, 2009	Three Months ended June 30, 2008	Six Months ended June 30, 2009	Six Months ended June 30, 2008
Net cash provided by operating activities	$118.4	$63.1	$285.1	$133.7
Net earnings attributable to noncontrolling interests	(1.9)	(1.7)	(3.4)	(3.1)
Additions to property, plant, and equipment, net	(22.3)	(35.5)	(41.1)	(61.9)

Free cash flow	$94.2	$25.9	$240.6	$68.7

ATTACHMENT 6

Nalco Holding Company and Subsidiaries

Earnings (Loss) Per Share Data

(Unaudited)

	Three Months ended June 30, 2009	Three Months ended June 30, 2008	Six Months ended June 30, 2009	Six Months ended June 30, 2008
Diluted net earnings attributable to Nalco Holding Company, pro forma *	$0.11	$0.32	$0.28	$0.52
Restructuring expenses, net of tax	(0.25)	(0.01)	(0.25)	(0.01)
Loss on early extinguishment of debt, net of tax	(0.07)	—	(0.07)	—
Diluted net earnings (loss) attributable to Nalco Holding Company, as reported	$(0.21)	$0.31	$(0.04)	$0.51

*	Excludes after-tax impact of restructuring expenses and loss on early extinguishment of debt, and reflects the additional dilutive effect of potentially dilutive securities.

ATTACHMENT 7